CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in this Amendment No.1 to the Registration Statement (Form S-4A) and related Prospectus of TLC Laser Eye Centers Inc. for the registration of 35,001,330 shares of its common stock and to the incorporation by reference therein of our report dated July 6, 2001 (except as to note 20, which is dated as at August 27, 2001), with respect to the consolidated financial statements and schedules of TLC Laser Eye Centers Inc. included in its Form 10-KA for the year ended May 31, 2001, filed with the Securities and Exchange Commission.


[signed] Ernst & Young LLP

Toronto, Canada
December 7, 2001.